UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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SMART & FINAL INC.

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SMART & FINAL INC.

600 Citadel Drive

Commerce, California 90040

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 22, 2003

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Smart & Final Inc. will be held at our corporate headquarters, 600 Citadel Drive, Commerce, California 90040, on Thursday, May 22, 2003, at 10:00 a.m., local time, for the purpose of considering and voting upon:

1.    the election of three directors to serve on our Board of Directors until the 2006 annual meeting and until their successors have been elected and qualified; and

2.    the transaction of any other business that is properly presented before the annual meeting or any adjournment or postponement thereof.

All holders of shares of our common stock, as of the close of business on March 28, 2003, are entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

WE REQUEST THAT YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, SO THAT AS MANY SHARES OF OUR COMMON STOCK AS POSSIBLE WILL BE REPRESENTED AT THE ANNUAL MEETING.

DONALD G. ALVARADO

Secretary

Commerce, California

April 18, 2003

SMART & FINAL INC.

600 Citadel Drive

Commerce, California 90040

PROXY STATEMENT

GENERAL

We are providing these proxy materials in connection with the solicitation of proxies by our Board of Directors, or Board, to be voted at our 2003 Annual Meeting of Stockholders. You are cordially invited to attend the annual meeting, which will be held on Thursday, May 22, 2003, at 10:00 a.m., local time. The annual meeting will take place at our corporate headquarters, which are located at 600 Citadel Drive, Commerce, California 90040. The approximate mailing date of this proxy statement, notice and the accompanying proxy is April 18, 2003. (Throughout this proxy statement, we refer to Smart & Final Inc. and its subsidiaries collectively as “we”, “our” and “us”.)

Proxy Information

We will vote the shares represented by a properly signed proxy that we receive before or at the annual meeting in accordance with the specifications made on the proxy. Proxies that we receive with no specification will be voted, as recommended by our Board, to elect the three nominees for director named in this proxy statement.

You may revoke your proxy at any time before it is voted at the annual meeting. You may revoke your proxy by giving written notice of such revocation to the Secretary at our corporate headquarters, which are located at 600 Citadel Drive, Commerce, California 90040. You may also give notice by filing a properly executed proxy bearing a later date or by voting in person at the annual meeting.

Under the rules of the New York Stock Exchange, Inc., or NYSE, if you hold your shares through a bank or broker, your broker is permitted to vote your shares on the election of the directors even when your broker does not receive instructions from you.

Record Date and Voting

If you are a stockholder of record at the close of business on March 28, 2003, you are entitled to one vote, for each share of our common stock you hold, on each matter submitted to a vote of stockholders. As of March 28, 2003, there were 29,893,679 shares of our common stock, par value $0.01 per share, outstanding.

Holders of a majority of the voting interest of our common stock, present in person or by proxy, will constitute a quorum for the holding of the annual meeting for the election of directors. The inspectors of election we appoint will tabulate the votes cast in person or by proxy at the annual meeting. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

You may either vote for or withhold your vote for each of the directors identified below. The three director nominees receiving the greatest number of votes will be elected to our Board. If you mark your vote withheld or you do not vote in the election (including abstentions and broker non-votes), this will have no impact on the election of directors, because these votes will not be included in the total number of votes present at the annual meeting.

ELECTION OF DIRECTORS

Nominees

Three directors will be elected to our Board at the annual meeting. Once elected, these directors will hold office until our 2006 annual meeting and until their successors are elected and qualified. Our Board is currently divided into three classes serving staggered terms normally of three years each. The term of office of one class of directors expires each year. At each annual meeting the successors to the directors of the class whose term is expiring that year are elected to hold office for a term of three years and until their successors are elected and qualified. Three of our directors whose terms expire this year, Messrs. Couvreux, Gold and Guichard have been nominated for re-election to a term expiring in 2006. Unless properly instructed otherwise, the proxy holders intend to vote for the election of those nominees. It is not anticipated that any of the nominees will decline or be unable to serve as a director. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated to fill the vacancy by our present Board.

For purposes of reference below, as of March 28, 2003 Casino USA, Inc., or Casino USA, owned 55.8% of our outstanding common stock. Casino Guichard-Perrachon, S.A., or Casino France, a publicly traded French joint stock limited liability company, is the principal stockholder of Casino USA. Casino France and its subsidiaries are referred to throughout this proxy statement collectively as Groupe Casino. Groupe Casino is currently engaged in retail grocery, restaurant, food production and other businesses in parts of Europe, South America and Asia and, through its ownership interest in us, the United States. Groupe Casino currently owns 58.8% of our outstanding common stock. (For additional security ownership information, see “Security Ownership of Certain Beneficial Owners and Management” below.)

The following table sets forth, as of April 18, 2003, information concerning each person nominated for election as a director:

Name	Age	Director Since	Year Term Would Expire
Christian P. Couvreux	52	1997	2006
James S. Gold	51	1994	2006
Antoine Guichard	76	1986	2006

Christian P. Couvreux.    Mr. Couvreux has served as a director on our Board since September 1997 and currently serves on our Corporate Governance Committee. Since May 1997, Mr. Couvreux has been Chairman of the Executive Board and Chief Executive Officer of Groupe Casino. Mr. Couvreux is also a director of Casino USA. Mr. Couvreux was previously Deputy General Manager of Groupe Casino where he was responsible for purchasing, logistics and marketing. Mr. Couvreux has been associated with Groupe Casino since 1990 when Casino France purchased La Ruche Méridionale, a French international trading company. Mr. Couvreux previously held several positions at La Ruche Méridionale, including that of Chief Executive Officer.

James S. Gold.    Mr. Gold has served as a director on our Board since April 1994. He currently serves on our Compensation Committee. Mr. Gold was a General Partner of Lazard Frères & Co. LLC, an investment banking firm, from 1985 until May 1995, when he became a Managing Director. Mr. Gold has been associated with Lazard Frères & Co. LLC since 1977. He is also a director of The Hain Celestial Group, Inc.

Antoine Guichard.    Mr. Guichard has served as a director on our Board since 1986. He served on our Corporate Governance Committee until September 2002. Mr. Guichard also served as Chairman of our Executive Committee from 1990 until 1998. Mr. Guichard is currently Chairman of Groupe Casino, Conseil de Surveillance, or Board of Supervisors and is the Secretary and a director of Casino USA. From 1966 to 1998, he was the gerant, or managing partner, of Groupe Casino.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE NAMED ABOVE TO SERVE FOR THE TERM ELECTED.

Directors Continuing in Office

The following table sets forth, as of April 18, 2003, information concerning our directors continuing in office:

Name	Age	Director Since	Year Term Will Expire
Pierre B. Bouchut	47	1994	2004
Timm F. Crull	72	1994	2005
David J. McLaughlin	67	1990	2004
Joël-André Ornstein	48	1999	2005
Thomas G. Plaskett	59	1994	2004
Ross E. Roeder	65	1984	2005
Etienne Snollaerts	47	1998	2004

Pierre B. Bouchut.    Mr. Bouchut has served as a director on our Board since December 1994. Mr. Bouchut has also been a member of the Board of Directors of Groupe Casino since September 1996. Currently, he serves as General Manager for Groupe Casino. Mr. Bouchut served as Director of Finance for Groupe Casino from 1990 to 1997. Mr. Bouchut was an associate at McKinsey & Company Inc., a management consulting firm, from 1988 to 1990.

Timm F. Crull.    Mr. Crull has served as a director on our Board since December 1994. Currently, Mr. Crull serves on our Audit Committee and is Chairman of our Compensation Committee. Mr. Crull was Chairman of the Board and Chief Executive Officer of Nestlé USA, Inc., a food and related products company, from 1991 until his retirement in 1994. Mr. Crull also held the position of Chairman of the Board and President of Carnation Company, a food and related products company, from 1983 to the beginning of 1990.

David J. McLaughlin.    Mr. McLaughlin has served as a director on our Board since 1990. Currently, Mr. McLaughlin serves on our Audit and Compensation Committees. Mr. McLaughlin has been a director of Scientific Atlanta, Inc., a communications and instrumentation products company, since 1987, and of Troy Biosciences Incorporated since 1994. From 2000 to 2001, Mr. McLaughlin served as the Vice Chairman of Troy Biosciences Incorporated. He also served as President and Chief Executive Officer of Troy Biosciences Incorporated from 1996 to 1999. Mr. McLaughlin has been the President and Chief Executive Officer of Pentacle Press LLC, a publishing and research company, since January 2000.

Joël-André Ornstein.    Mr. Ornstein has served as a director on our Board since May 1999. Since 1989, Mr. Ornstein has been Senior Adviser to the Chairman and Chief Executive Officer of Euris, S.A., or Euris, a Paris-based investment holding company controlled by Mr. Jean-Charles Naouri. Mr. Naouri is a French citizen whose principal business is making corporate investments and who owns through holding entities, a controlling interest in Casino France, which in turn owns a controlling interest in us. Mr. Ornstein is also Chairman and Chief Executive Officer of Euristates, Inc., the U.S. based subsidiary of Euris. He is also a director of Euris, Euristates, Inc. and of The Athlete’s Foot Inc.

Thomas G. Plaskett.    Mr. Plaskett has served as a director on our Board since April 1994. Currently, Mr. Plaskett serves as our Audit Committee Chairman. He is also a member of our Compensation and Corporate Governance Committees. Mr. Plaskett has been the Managing Director of Fox Run Capital Associates, a private financial advisory and venture capital services firm, since November 1991. Mr. Plaskett served as Chairman of the Board of Greyhound Lines, Inc., a transportation company, from February 1993 to March 1999. He was formerly the Vice-Chairman and Executive Vice President of Legend Airlines, a privately held airline, from August 1996 to February 2001, which in December 2000 filed a petition for insolvency under Federal bankruptcy laws. From 1988 to September 1991, Mr. Plaskett served as Chairman and Chief Executive Officer of Pan Am Corporation, a commercial airline. Mr. Plaskett is currently a director of RadioShack Corporation, a retail consumer electronics company, and serves as a member of its Audit Committee. He is also a director of Novell Corporation, a computer software and consulting services company.

Ross E. Roeder.    Mr. Roeder has served as a director on our Board since 1984. Mr. Roeder became our Chairman, President and Chief Executive Officer in January 1999. Until his appointment as Chairman and Chief Executive Officer, he served as Chairman of our Audit Committee and as a member of our Compensation Committee. Mr. Roeder became Chairman of our Corporate Governance Committee in early 1999 and is a member of the boards of directors of our principal subsidiaries. Until 1998, Mr. Roeder was Chairman of Morgan-Kaufman Publishers, Inc., a publisher of computer science text and reference books, where he was also a director from 1986 to 1998. Mr. Roeder has served as a director of Chico’s FAS, Inc., a retail women’s stores company, since 1997. He is on Chico’s FAS, Inc.’s corporate governance committee, compensation and benefits committee and is the chairman of their audit committee. From 1995 to 2002, Mr. Roeder served as a director of Gulf West Banks, Inc. in St. Petersburg, Florida. In 2002, Gulf West Banks, Inc. was acquired by The South Financial Group. Mr. Roeder is currently serving as a director of Mercantile Bank, a subsidiary of The South Financial Group. Mr. Roeder’s employment agreement provides that he may terminate his employment with us for good reason, which includes the failure of Mr. Roeder to be elected to our Board during his employment term. (For a further discussion of Mr. Roeder’s employment agreement, see “Executive Compensation—Roeder Employment Agreement” below.)

Etienne Snollaerts.    Mr. Snollaerts has served as a director on our Board since 1998. Currently, Mr. Snollaerts serves on our Compensation Committee and, since September 2002, on our Corporate Governance committee. He is also the current Deputy General Manager and Director of the supply chain within Groupe Casino. Mr. Snollaerts is also responsible for supervising Groupe Casino’s investment in us. From 1998 to 2000, Mr. Snollaerts was in charge of the international activities of Groupe Casino, which included operations in ten countries. Mr. Snollaerts has been associated with Groupe Casino since 1985 and served as Director of Purchasing and Logistics and as Director of Retail Distributions, Store Operations and Information Systems. Before 1985, Mr. Snollaerts was a management consultant with Alexander Proudfoot Company, which is now Management Consulting Group PLC.

Committees of the Board and Attendance at Meetings

We have established three standing committees of our Board, an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Each of these committees is responsible to the full Board and the activities of each committee are therefore generally subject to the approval of the Board.

The Audit Committee is comprised of Messrs. Plaskett (as Chairman), Crull and McLaughlin. The Audit Committee adopted a written charter that was attached as an appendix to our proxy statement filed with the SEC in April 2001. This charter was revised and approved by our Board in February 2003 and is attached to this proxy statement as Appendix A. The Audit Committee’s functions are more fully described below under the heading “Report of the Audit Committee”. During fiscal 2002, our Board re-examined the Audit Committee’s composition and confirmed that all members of the Audit Committee are “independent” within the meaning of the NYSE’s listing standards. During fiscal 2002, there were five regular meetings and four telephonic meetings of the Audit Committee.

The Compensation Committee is comprised of Messrs. Crull (as Chairman), Gold, McLaughlin, Plaskett and Snollaerts. The Compensation Committee approves salary practices and base salary amounts for our executive personnel. The Compensation Committee also approves the structure of and determines awards under our annual incentive bonus plan for our executive officers, and under our Long-Term Equity Compensation Plan. The Compensation Committee approves the strategy and structure of our other employee plans and benefits, and makes recommendations to our Board with respect to base salary and incentive compensation of our Chief Executive Officer. During fiscal 2002, there were five regular meetings of the Compensation Committee and two telephonic meetings.

The Corporate Governance Committee is comprised of Messrs. Roeder (as Chairman), Couvreux, Plaskett and Snollaerts. This committee acts as a nominating committee, seeking out, evaluating and recommending to our Board qualified nominees for election as directors on our Board. This committee also considers other matters pertaining to the size and composition of our Board and its committees. The Corporate Governance Committee gives appropriate consideration to qualified individuals recommended by stockholders for nomination as directors, provided that such recommendations are accompanied by information sufficient to enable the Corporate Governance Committee to evaluate the qualifications of such individuals. The Corporate Governance Committee is also responsible for developing and recommending to our Board the corporate governance principles under which we operate. The Corporate Governance Committee also makes awards under our Non-Employee Director Stock Plan. During fiscal 2002, the Corporate Governance Committee had two regular meetings.

In June 2002, our Board appointed a special committee to explore certain management succession planning issues including the position of our Chief Executive Officer. Mr. Plaskett chairs the special committee, the other committee members are Messrs. Gold and McLaughlin. During fiscal 2002, the special committee held 11 regular meetings and six telephonic meetings.

During fiscal 2002, our Board held eight regular meetings. Each director with the exception of Messrs. Bouchut and Guichard attended more than 85% of the aggregate of (a) the total number of Board meetings and (b) the total number of committee meetings held by all committees of the Board on which he served.

Compensation of Directors

During fiscal 2002, all of our non-employee directors served for an entire fiscal year. Both cash payments and shares of our common stock were used to compensate each non-employee director. For the cash component of their compensation, our non-employee directors are paid an annual fee of $15,000. This annual fee is paid in quarterly installments in advance at the beginning of each calendar quarter. Our non-employee directors also received $1,000 in cash for each Board meeting and each committee meeting attended in person and $500 in cash for each meeting attended by telephone. We also reimburse our directors for the expenses they incur in attending meetings in person. Our director(s) that are also our employees are not compensated for their service as members of our Board or any committee of the Board.

In addition to the cash payments described above, on May 1 of each year our non-employee directors receive an automatic award of shares under our Non-Employee Director Stock Plan, as amended and restated. This award of our common stock is valued at approximately $15,000 on the date of the award, as required by the Non-Employee Director Stock Plan. Each non-employee director who is serving as a director on the award date receives these shares. For purposes of the Non-Employee Director Stock Plan, an eligible non-employee director is one who is a member of our Board, who is not and has not been our employee and who is paid an annual cash retainer fee for service as a director. For the May 1, 2002 grant, Messrs. Bouchut, Couvreux, Crull, Gold, Guichard, McLaughlin, Ornstein, Plaskett and Snollaerts were all eligible non-employee directors under the Non-Employee Director Stock Plan. Each of these individuals received 1,641 shares of common stock. Each share award is comprised of that number of shares equal to the quotient of $15,000 divided by the fair market value of a share on the award date as defined in the plan. Cash is paid in lieu of fractional shares. Our non-employee directors must hold any shares awarded for at least six months after the award date. Our non-employee directors also receive an option grant, as determined by our Board. In February 2003, our Board approved a grant of 8,000 options for each of our nine non-employee directors. One third of these stock options will become exercisable each year on February 18, 2005, 2006, and 2007. The exercise price for these options is $4.40 per share. These options will expire, if not exercised, by February 18, 2013.

At the July 2002 annual meeting, our stockholders approved an amended and restated Non-Employee Director Stock Plan that increased the number of stock options and restricted stock from 125,000 shares to 375,000 shares. The amended and restated Non-Employee Director Stock Plan also provides that the number of shares available under the plan will be increased each year by the number of awards exercised. No awards were exercised in 2002, thus the number of shares available for grant is still 375,000.

Our Stock Incentive Plan, as amended, expired in June 2001 as to new grants. This plan provided that any elected or appointed non-employee director serving prior to 1998 received an automatic grant of options to purchase 22,500 shares of our common stock, as of the date of initial appointment or election. Such options are nonqualified stock options. These options have exercise prices equal to the fair market value of our common stock at the date of grant. In addition, these options have an exercise term of ten years after the date of grant and are subject to early termination in the event the option holder ceases to be a director, becomes permanently disabled or dies. One-third of these options become exercisable two years after the date of grant and each year thereafter, so that 100% would be exercisable four years after the date of grant. There are 40,000 unexercised options outstanding that have been granted to non-employee directors under our Stock Incentive Plan. These options will expire, if not exercised, on or before June 18, 2006.

We also have a Directors Deferred Compensation Plan. This plan allows our non-employee directors to defer on a pre-tax basis up to 100% of their cash fees (with a minimum annual deferral of $2,500), as well as any shares of our common stock received as compensation for services as a director. Participation in this plan is voluntary on an annual basis. Deferrals of cash amounts are credited to a special bookkeeping account in the non-employee director’s name, and earnings on deferrals are indexed to certain investment fund options. Deferrals of shares of our common stock are held within the plan, for the benefit of the deferring director’s account and are not redeemable for cash. We pay all benefits and costs from our general assets. We have created a non-qualified grantor trust whose assets will be used to pay benefits and defray expenses, however, the assets of the trust are subject to the claims of our general creditors in the event of our insolvency or bankruptcy. In general, participants will receive benefits under the Directors Deferred Compensation Plan after retirement. Benefits are paid in one lump-sum payment or a stream of five, ten or 15 annual payments, depending on a director’s pre-elected payment option. The plan permits limited withdrawals prior to retirement. The Directors Deferred Compensation Plan also provides additional death benefits in the event of death prior to retirement. During 2002, four directors participated in this plan.

Executive Officers

The following table sets forth as of April 18, 2003, the names, ages and titles of our executive officers and the officers of our subsidiaries, Smart & Final Stores Corporation, or Smart & Final Stores, American Foodservice Distributors, Inc., or American Foodservice Distributors, Port Stockton Food Distributors, Inc. dba Smart & Final Foodservice Distributors, or Smart & Final Foodservice, and Henry Lee Company, or Henry Lee:

Name	Age	Title
Ross E. Roeder	65

Chairman of the Board, President and Chief Executive Officer of Smart & Final Inc. and Smart & Final Stores, President and Chief Executive Officer of American Foodservice Distributors, Chairman of the Board and Chief Executive Officer of Smart & Final Foodservice and Chairman of the Board of Henry Lee

Donald G. Alvarado	48	Senior Vice President, General Counsel and Secretary of Smart & Final Inc. and Smart & Final Stores, and Secretary of American Foodservice Distributors, Smart & Final Foodservice and Henry Lee

Dennis L. Chiavelli	57	Executive Vice President of Smart & Final Inc.

André Delolmo	51	Senior Vice President of Operations for Smart & Final Stores

Zeke Duge	56	Senior Vice President and Chief Information Officer of Smart & Final Stores

Richard A. Link	48	Vice President and Controller of Smart & Final Inc. and Vice President and Chief Accounting Officer of Smart & Final Stores

Norah Morley	51	Senior Vice President, Marketing of Smart & Final Stores

Suzanne Mullins	50	Senior Vice President of Store Operations of Smart & Final Stores

Richard N. Phegley	47

Senior Vice President and Chief Financial Officer of Smart & Final Inc., Smart & Final Stores and American Foodservice Distributors, and Senior Vice President, Finance of Smart & Final Foodservice and Henry Lee

Robert J. Schofield	53	Executive Vice President and Chief Operating Officer of American Foodservice Distributors

Timothy M. Snee	49	Senior Vice President, Buying of Smart & Final Stores

Jeff D. Whynot	46	Senior Vice President, Human Resources of Smart & Final Stores

Our executive officers are appointed by our Board and serve at our Board’s discretion.

Ross E. Roeder.    See “ELECTION OF DIRECTORS—Directors Continuing in Office” above.

Donald G. Alvarado.    Mr. Alvarado was named Senior Vice President, General Counsel of Smart & Final Inc. and Smart & Final Stores in September 1996. Mr. Alvarado also serves as our Secretary, and the Secretary of American Foodservice Distributors, Smart & Final Foodservice, Henry Lee and Smart & Final Stores. From 1997 to 1999, Mr. Alvarado was also Senior Vice President Law/Development. From 1991 until September 1996, he served as our Vice President, General Counsel and Secretary. Mr. Alvarado joined us in 1987 as our Assistant General Counsel and was appointed our Secretary in 1989. He has been Secretary of Smart & Final Stores since 1990. From 1989 to January 1994, Mr. Alvarado was also Assistant Secretary of Casino USA and its former wholly-owned subsidiary Casino Realty, Inc., or Casino Realty.

Dennis L. Chiavelli.    Mr. Chiavelli was Executive Vice President of Operations for Smart & Final Inc. and Smart & Final Stores from September 1996 through December 2002. From September 1991 to September 1996, he served as Senior Vice President of Operations and Development of Smart & Final Stores. Earlier in 1991, he was Executive Vice President, Real Estate of Casino Realty. Mr. Chiavelli was a Vice President and General Manager of Casino Realty and a Vice President of Casino USA from late 1987 to early 1991. Commencing January 2003 until at least June 30, 2003, Mr. Chiavelli is serving as an Executive Vice President of Smart & Final Inc., assisting the CEO on special projects. It is anticipated that Mr. Chiavelli will enter into a consulting agreement with us for a period of two years commencing in approximately July 2003.

André Delolmo.    Mr. Delolmo was appointed Senior Vice President of Operations for Smart & Final Stores in December 2002. Prior to assuming this position, Mr. Delolmo was the Senior Vice President of business development for Smart & Final Stores. Mr. Delolmo also serves as President of Casino USA, a position he has held since July 1999. Mr. Delolmo had been employed by Groupe Casino since 1977 in operational management positions in France and other countries.

Zeke Duge.    Mr. Duge joined us in September 2000 as Senior Vice President and Chief Information Officer in charge of data processing and technology for Smart & Final Stores. Immediately before joining Smart & Final Stores, Mr. Duge was Vice President and Chief Information Officer of West Marine, Inc., a specialty boating retailer. Mr. Duge has more than 30 years experience in data processing having also held various positions at Xerox Computer Services, Nissan, Tandem Computers and Oracle Corporation.

Richard A. Link.    Mr. Link joined Smart & Final Inc. in October 2001 as our Vice President and Controller and as the Vice President and Chief Accounting Officer of Smart & Final Stores. In December 2001, Mr. Link was designated Smart & Final Inc.’s chief accounting officer. From September 1988 through February 2001, Mr. Link served in various capacities with Maxicare Health Plans, Inc., or Maxicare. His positions included Senior Vice President, Accounting and Chief Accounting Officer from 1988 through 1997, Executive Vice President—Finance and Administration and Chief Financial Officer from 1997 through February 2001, and Chief Operating Officer from 1999 through February 2001. In May 2001, the California HMO subsidiary of Maxicare filed a petition for insolvency under Federal bankruptcy laws and the Indiana HMO and Missouri insurance subsidiaries were subsequently placed into liquidation and rehabilitation. Mr. Link previously served with Price Waterhouse as a senior audit manager. Mr. Link is a certified public accountant.

Norah Morley.    Ms. Morley joined us in August 1999 as Senior Vice President of Marketing of Smart & Final Stores. From 1996 to 1999, Ms. Morley was the Senior Vice President of Marketing, Buying and Distribution for The Sweet Factory, a retail candy company. From 1992 to 1996, Ms. Morley was the Vice President of Marketing and Buying with W.H. Smith PLC. Prior to that position, she was Vice President of Marketing for Frank’s Nursery and Crafts. Ms. Morley has also held various positions related to consumer packaged goods marketing, including Director of Marketing for The Pillsbury Company.

Suzanne Mullins.    Ms. Mullins was appointed Senior Vice President, Store Operations of Smart & Final Stores in July 1997. Before her promotion in 1997, she was Vice President, Buying for Smart & Final Stores from August 1994 and Vice President, Operations of Smart & Final Stores from 1991 to 1994. Prior to that, Ms. Mullins held various store operations positions, including District Manager. Ms. Mullins first joined us in 1987.

Richard N. Phegley.    Mr. Phegley joined us as Vice President and Treasurer of Smart & Final Stores in 1996. In May 1999, Mr. Phegley was appointed to serve as Smart & Final Inc.’s Vice President and Treasurer, and that of American Foodservice Distributors and Henry Lee. In May 2001, he was appointed to serve as Smart & Final Inc.’s Senior Vice President and Chief Financial Officer, and that of Smart & Final Stores and American Foodservice Distributors. Mr. Phegley joined us after 17 years with Atlantic Richfield Company, now a subsidiary of BP Amoco PLC., where he served in senior treasury, strategic planning and financial management positions.

Robert J. Schofield.    Mr. Schofield was appointed to serve as the Executive Vice President and Chief Operating Officer of our subsidiary, American Foodservice Distributors in February 2000. In these capacities, he is responsible for all of our foodservice operations. From August 1999 through January 2000, Mr. Schofield served as a consultant to us regarding our foodservice companies. Mr. Schofield was President of the western division of U.S. Foodservice, a foodservice distribution company, from 1994 to 1999. Prior to that, Mr. Schofield was President of Affiliated Food Distributors, a retail grocery company, and Senior Vice President of Spartan Stores, which is also a retail grocery company.

Timothy M. Snee.    Mr. Snee was appointed Senior Vice President of Buying of Smart & Final Stores, in June 1999. From 1998 to June 1999, he was Vice President of Buying. Mr. Snee joined us after 26 years with Ralphs Grocery Company where he served as a vice president in charge of various buying departments, and held management positions in accounting, distribution and operations.

Jeff D. Whynot.    In January 2000, Mr. Whynot was appointed Senior Vice President of Human Resources of Smart & Final Stores. From 1998 to 2000, Mr. Whynot was the Vice President of Human Resources for Dames & Moore Group, an engineering consulting firm. From 1984 to 1998, Mr. Whynot worked for Knott’s Berry Farm. During the last five years of his employment with Knott’s Berry Farm, Mr. Whynot served as the Vice President of Human Resources.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management and the independent accounting firm, Ernst & Young LLP, the company’s audited consolidated financial statements as of December 29, 2002 and for the fiscal year then ended, or the Audited Financial Statements. In addition, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees; Codification of Statements on Auditing Standards AU § 380).

The Audit Committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with that firm its independence from the company. In addition, the Audit Committee discussed with management and the auditing firm such other matters and received such assurances from them, as it deemed appropriate.

Management is responsible for the company’s internal controls and financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the above-described reviews and discussions and a review of the report of Ernst & Young LLP with respect to the company’s Audited Financial Statements, and relying thereon, the Audit Committee recommended to the company’s Board the inclusion of the Audited Financial Statements in the company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002.

AUDIT COMMITTEE

Thomas G. Plaskett, Chairman

Timm F. Crull

David J. McLaughlin

Compensation Committee Report on Executive Compensation

The Compensation Committee’s basic philosophy is to provide competitive levels of compensation to motivate, retain and attract management. This philosophy includes providing incentives linked to the company’s financial performance, enhanced stockholder value and personal performance. This philosophy applies to compensation for all of our management, including the Chief Executive Officer.

Generally, compensation for the executives consists of a base salary, an annual incentive bonus and an opportunity to receive stock options, stock appreciation rights or other performance-based compensation under the Long-Term Equity Compensation Plan.

Chief Executive Officer Compensation.    The Compensation Committee has established a formal process for evaluating the Chief Executive Officer’s performance. This process generally begins at the last scheduled Compensation Committee meeting of the fiscal year. This meeting is typically held in late November or early December. Mr. Roeder is the company’s Chief Executive Officer. He assumed this position in January 1999. Mr. Roeder’s Employment Agreement establishes a minimum base salary of $600,000, which was subsequently increased by the Compensation Committee to $650,000 during 2000 and $700,000 in 2001. Mr. Roeder’s salary remained at $700,000 for 2002. Mr. Roeder’s Employment Agreement also provides that he is eligible to receive a bonus of up to 100% of his base salary if certain performance targets are met. For fiscal 2002, these performance targets were not met. Mr. Roeder did not receive a bonus for fiscal 2002.

Base Salaries.    Base salaries for the executive officers are reviewed annually. Executive salaries are designed to be competitive with salaries paid at other companies of comparable size and complexity in the retail and wholesale food distribution business. These salaries are also designed to be competitive with salaries paid in other comparable businesses including, for example, certain non-food, multi-unit retail companies. The Compensation Committee uses these companies for comparative purposes because it believes that the company competes with these companies in attracting and maintaining management. The Compensation Committee collects information on these companies from published industry surveys and from competitor’s proxy statements. It is the policy of the Compensation Committee to adjust salaries in a way that recognizes executive performance and responsibilities and enables us to attract and retain highly qualified executives. In fiscal 2002, executive base salaries (other than for the company’s Chief Executive Officer) were increased an average of 6.2% (ranging from 2.9% to 15%), which is consistent with the company’s Compensation Committee’s policy objectives. These increases were at median levels among the comparison companies.

Annual Incentive Bonus Plan.    The Compensation Committee believes that the annual incentive bonus plan is an integral part of the overall compensation package offered to the executive officers. The committee specifically approves bonus amounts for executive officers. The committee also determines the bonus amount for the Chief Executive Officer, consistent with the terms of his Employment Agreement. (See “Chief Executive Officer Compensation”, above.) From approximately 1993 through fiscal 2000, the Compensation Committee primarily used corporate earnings per share to determine corporate performance goals.

During fiscal 2000, the Compensation Committee decided to link the annual incentive bonus plan to specific financial objectives as a means of encouraging improvements in financial performance. These objectives range from the company’s total financial performance, which is the only objective for determining the bonus awarded to the Chief Executive Officer, to performance of particular operating units. The objectives also include individual targets to help reach certain tactical objectives. Accordingly in fiscal 2002, the bonuses awarded to the executives, depending on the person’s position, were based upon financial objectives and key strategic goals. These objectives and goals were tied to our overall performance at the corporate, regional and divisional levels, as well as to specified personal objectives.

We determine actual bonus amounts after the fiscal year end. At that time, the Chief Executive Officer meets with the Compensation Committee to review the performance of the executive officers (other than his performance) and presents his recommendations for their actual bonus amounts. For fiscal 2002, the Compensation Committee determined that, in general, management had not met their profit objectives. As a result, the company did not award any bonuses, except to one executive officer.

Stock Incentive Plan.    The Stock Incentive Plan authorized the issuance of options covering up to 2,450,000 shares of the company’s common stock. This plan expired in June 2001 as to new grants. Accordingly, no awards of stock were made under this plan during fiscal 2002. As of March 28, 2003, there were 465,364 unexercised options outstanding under this plan. These options will expire on or before June 18, 2006, if not exercised before that date.

Long-Term Equity Compensation Plan.    Under guidelines set by the Compensation Committee, incentive-based compensation constitutes a greater portion of executives’ potential long-term pay. A portion of this incentive-based compensation is made through stock-based awards under the Long-Term Equity Compensation Plan. The primary objectives of this plan are to optimize the company’s profitability and growth through incentives. These incentives are designed to be consistent with the company’s goals, and to link the personal interests of plan participants to those of the stockholders.

At our May 2001 annual meeting, the stockholders approved an amendment to the Long-Term Equity Compensation Plan increasing the stock-based awards allowed under this plan from 2,470,000 shares to 3,600,000 shares. The stockholders also extended the plan’s expiration date from December 31, 2006 to December 31, 2010. At the July 2002 annual meeting, our stockholders approved an amended and restated Long-Term Equity Compensation Plan that increased the stock-based awards allowed under this plan from 3,600,000 shares to 5,100,000 shares. The amended and restated Long-Term Equity Compensation Plan also provides that the number of shares available under the plan will be increased each year by the number of awards exercised. Stock awards for 1,392 shares of common stock were exercised in fiscal 2002, thus the total stock-based awards available for grant is now 5,101,392 shares.

Certain Other Benefits.    We provide health, welfare and pension benefits to the company’s executive officers. These benefits are also generally available to all of the company’s full-time employees. In addition, we provide certain perquisites to the executive officers including, depending upon the executive officer, reimbursement of tax preparation and/or financial planning expenses, club dues, moving expenses, car allowances, supplemental executive retirement plan, life insurance policies, long-term disability plans and executive medical coverage.

Other Matters.    The Compensation Committee has reviewed the compensation plans with regard to the deductibility limitation contained in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. The Compensation Committee has decided at present not to alter the compensation plans to comply with the deductibility requirements of Section 162(m). The Compensation Committee will continue to review the issue and monitor whether the compensation plans should be amended in the future to meet the deductibility requirements. Our Long-Term Equity Compensation Plan provides that at all times when Internal Revenue Code Section 162(m) is applicable, all awards granted under the plan shall comply with the requirements of that Section. However, the Compensation Committee may determine that such compliance is not desired with respect to any particular award.

COMPENSATION COMMITTEE

Timm F. Crull, Chairman

James S. Gold

David J. McLaughlin

Thomas G. Plaskett

Etienne Snollaerts

Performance Graph

The graph below compares the cumulative total stockholder return on our common stock over a five year period with the cumulative total return on the Dow Jones Equity Market Index and the Dow Jones Food Retailers and Wholesalers Index over the same period. The graph assumes an initial investment of $100 on December 31, 1997 and the reinvestment of all dividends.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee generally makes decisions on compensation of our executive officers and our Chief Executive Officer. All such decisions relating to the compensation of executive officers are reviewed, and in fiscal 2002 were approved without change, by our full Board. During fiscal 2002, our Compensation Committee consisted of Messrs. Crull, Gold, McLaughlin, Plaskett and Snollaerts.

Mr. Snollaerts is an employee of Groupe Casino, our majority stockholder. However, no member of our Compensation Committee is now or ever has been our employee. Mr. Gold is a Managing Director with Lazard Frères & Co. LLC, an investment-banking firm. In the past, Lazard Frères has provided services to Groupe Casino and to us and may, in the future, provide such services.

Relationship between Smart & Final Inc. and Casino USA.    Casino France, acting through Casino USA, acquired our then parent company in 1984. Groupe Casino owns 58.8% of the shares of our outstanding common stock. Our common stock does not have cumulative voting rights. Thus, the holders of shares having more than 50% of the voting power may elect all of our directors. The holders of the remaining shares would not be able to elect any directors.

Casino France owns approximately 99% of the outstanding shares of Casino USA’s capital stock. There is no agreement between Casino USA and any other party that would prevent Casino USA from acquiring additional shares of our common stock or from disposing of shares of our common stock it owns. Our Board currently includes individuals who are either directors of Casino USA or affiliates of Groupe Casino. These individuals are Messrs. Bouchut, Couvreux, Guichard, Ornstein and Snollaerts. In October 2001, Mr. Delolmo was appointed Senior Vice President of Business Development for our subsidiary, Smart & Final Stores, and in December 2002, he became the Senior Vice President of Operations for Smart & Final Stores. Mr. Delolmo holds this position in addition to his position as President of Casino USA. Since his appointment as Senior Vice President for Smart & Final Stores, Mr. Delolmo has devoted substantially all of his efforts to Smart & Final Stores.

Certain Transactions between Smart & Final Inc. and Casino USA.    Together with Casino USA, we are party to a 1991 intercompany agreement, or the Intercompany Agreement. Under this agreement we provide various administrative services for Casino USA and Casino USA in turn provides various administrative services for us. Neither Casino USA nor Smart & Final Inc. are obligated to use such services. The costs of these services include the estimated allocable costs of management and other employees performing the services, computer system resources, allocable overhead and out-of-pocket expenses. Cost, for purposes of management and employees, is based on an estimated allocation of time based on a study of the actual time spent in past periods. Any fees for such services cannot exceed $100,000 in any three-month period without the written consent of the user of such services. The Intercompany Agreement also provides that Casino USA will not, and will cause its affiliates that it controls or any corporation of which either holds more than 5% of the capital stock not to, engage in our business. The initial term of the Intercompany Agreement was two years. The term has been renewed from time to time as provided in the agreement.

Since 1986, we have performed a variety of services for Casino USA and its former subsidiary. These services include accounting, human resources and systems development services. The cost of these services has been charged to the benefited affiliated company. These charges amounted to approximately $302,000 for fiscal 2002. We have agreed to continue to provide these administrative services to Casino USA at our cost. It is anticipated that the levels of future services will not vary significantly from the fiscal 2002 charges.

We are a party to a tax sharing arrangement with Casino USA. This agreement covers income tax obligations for the State of California. Under the terms of this arrangement, we make tax sharing payments to or receive tax sharing benefits from Casino USA. Payments are based upon pre-tax income for financial reporting purposes adjusted for certain agreed upon items. We made tax sharing payments to Casino USA aggregating $348,000 in fiscal 2002.

In November 2001, we entered into an $87,100,000 Operating Lease Agreement, or the Lease Agreement. Several financial institutions and Casino USA are all participants in the Lease Agreement. Casino USA’s share of participation in the Lease Agreement is $16,100,000.

Executive Compensation

Summary Compensation Table.    The table below contains information on the cash and non-cash compensation awarded to or earned by our Chief Executive Officer for each of the last three fiscal years. The table also contains the same information for our four most highly compensated executive officers other than our Chief Executive Officer. Each executive officer included in the table must have earned over $100,000 in salary and bonus during 2002.

SUMMARY COMPENSATION TABLE

Annual Compensation
Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)(1)		Bonus ($)(2)		Other Annual Compensation ($)(3)		Restricted Stock Awards ($)(4)		Securities Underlying Options (#)(5)	All Other Compensation ($)(6)
Ross E. Roeder Chairman of the Board and Chief Executive Officer	2002 2001 2000	$ $ $	700,000 678,077 631,577	$ $ $	-0- 560,000 650,000	$ $ $	-0- -0- -0-	$ $ $	-0- -0- 171,210	-0- 300,000 72,500	$ $ $	647,426 49,302 36,050

Dennis L. Chiavelli Executive Vice President, Operations	2002 2001 2000	$ $ $	294,427 282,404 266,054	$ $ $	177,840 136,800 162,000	$ $ $	-0- -0- -0-	$ $ $	-0- -0- 177,371	-0- 45,000 54,800	$ $ $	23,012 19,554 146,514

Robert J. Schofield Executive Vice President, American Foodservice Distributors	2002 2001 2000	$ $ $	270,674 243,943 215,292	$ $ $	-0- 105,000 129,000	$ $ $	-0- -0- -0-	$ $ $	-0- -0- 49,844	38,000 45,000 25,000	$ $ $	23,241 18,007 19,811

Zeke Duge Senior Vice President, Chief Information Officer	2002 2001 2000	$ $ $	267,441 254,135 67,308	$ $ $	-0- 102,000 41,667	$ $ $	-0- -0- -0-	$ $ $	-0- -0- 76,250	22,000 25,000 30,000	$ $	22,592 131,588 -0-

Richard N. Phegley Senior Vice President, Chief Financial Officer	2002 2001 2000	$ $ $	264,808 226,442 170,506	$ $ $	-0- 96,000 49,500	$ $ $	-0- -0- -0-	$ $ $	-0- -0- 49,440	25,000 45,000 11,000	$ $ $	24,092 29,581 24,818

(1)	Includes amounts deferred by the named officers under our 401(k) Savings Plan and our Supplemental Deferred Compensation Plan. The 401(k) Savings Plan was established in fiscal 1992, and all named officers are or were eligible to participate during fiscal 2002. Our Supplemental Deferred Compensation Plan was established to take effect for fiscal 1995. Mr. Schofield’s 2000 salary includes $29,234 in consulting fees that he was paid prior to becoming our employee. Mr. Duge’s salary for fiscal 2000 commenced in September 2000, when he joined Smart & Final Stores.

(2)	Includes bonus payments made in the year after the listed year for services performed in the listed year, and excludes bonus payments made in the listed year for services performed in the prior year.

(3)	Includes perquisites and other personal benefits, securities or property paid to each named executive officer (including, depending upon the executive officer, reimbursement of tax preparation and/or financial planning expenses, club dues and car allowances). Such perquisites and other personal benefits when stated as zero were less than the lesser of $50,000 or 10% of the total annual salary and bonus set forth in the columns entitled “Salary” and “Bonus.”

(4)

For fiscal 2002, the aggregate restricted stock holdings of such persons, valued at $5.31 per share representing the closing price on the NYSE for our common stock on December 27, 2002, were as follows: Mr. Roeder, 4,421 shares with an aggregate value of $23,476; Mr. Chiavelli, 15,147 shares with an aggregate value of $80,431; Mr. Duge, 10,000 shares with an aggregate value of $53,100; and Mr. Phegley, 3,779 shares with an aggregate value of $20,066. In 2002, the following restricted shares granted in 1997 vested at the price of $9.87 per share: Mr. Chiavelli, 7,250 shares for $71,558 and Mr. Phegley, 1,200 shares for $11,844. In 2001, the following restricted shares granted in 2000 vested at the price of $10.75 per share: Mr. Roeder, 20,000 shares for $215,000; Mr. Chiavelli, 9,000 shares for $96,750; Mr. Schofield, 7,250 shares for $77,938; and Mr. Phegley, 3,000 shares for $32,250.

(5)	For fiscal 2002, includes for Messrs. Schofield, Duge and Phegley options to purchase 38,000, 22,000 and 25,000 shares, respectively, granted pursuant to the Long-Term Equity Compensation Plan.

(6)	The compensation reported includes, as applicable, amounts we contributed under our 401(k) Savings Plan, our Supplemental Deferred Compensation Plan and the dollar value of insurance premiums we paid regarding term life insurance and health care plans for the benefit of each named officer. Our contributions under our 401(k) Plan and our Supplemental Deferred Compensation Plan during fiscal 2002 were as follows: $3,630, aggregate for both plans for each of Messrs. Roeder. Chiavelli, Schofield, Duge and Phegley. In fiscal 2001, our contributions under our 401(k) Plan and our Supplemental Deferred Compensation Plan were as follows: $3,465, aggregate for both plans for each of Messrs. Roeder, Chiavelli, Schofield, Duge and Phegley. Our contributions under our 401(k) Savings Plan and our Supplemental Deferred Compensation Plan during fiscal 2000 were as follows: $2,550 for Messrs. Roeder, Chiavelli and Phegley and $1,034 for Mr. Schofield. We paid life and health insurance premiums during fiscal 2002 as follow: $23,930 for Mr. Roeder, $19,382 for Mr. Chiavelli, $19,611 for Mr. Schofield, $18,962 for Mr. Duge and $20,462 for Mr. Phegley. In fiscal 2001, we paid life and health insurance premiums as follows: $21,891 for Mr. Roeder, $16,089 for Mr. Chiavelli, $14,542 for Mr. Schofield, $14,163 for Mr. Duge, and $26,116 for Mr. Phegley. In fiscal 2000, we paid life and health insurance premiums as follows: $12,744 for Mr. Roeder, $18,836 for Mr. Chiavelli, $18,778 for Mr. Schofield, $-0- for Mr. Duge and $22,268 for Mr. Phegley. In accordance with the Roeder Employment Agreement, Mr. Roeder received additional compensation and personal tax gross-up of $619,866, of this amount $609,889 represented the principal balance due on two loans and the net amount of personal tax gross-up and $9,977 represented the interest due under these loans. In fiscal 2001 and 2002, respectively, Mr. Roeder received as additional compensation, $23,946 and $20,756 in recognition of interest due under these two loans and the net amount of personal tax gross-up on this compensation. Mr. Duge’s compensation in 2001 includes a one time payment of $113,960 in relocation and related tax expenses. Mr. Duge also received a relocation loan of $225,000 from us which was fully repaid in 2001. In fiscal 2000, we changed our vacation policy to include a ceiling or maximum on vacation accrual. As a result of this change in policy, and pursuant to California law, Mr. Chiavelli received $125,128 as payment for the vacation days that he had already accrued in excess of the newly established ceiling.

Option Grants Table.    The table below summarizes options granted during fiscal 2002 to the persons listed in the Summary Compensation Table above:

OPTION GRANTS IN LAST FISCAL YEAR

		Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($/sh)	Expiration Date	Grant Date Present Value of Stock Options ($)(2)
Ross E. Roeder	-0-	N/A	N/A	N/A	N/A
Dennis L. Chiavelli	-0-	N/A	N/A	N/A	N/A
Robert J. Schofield	38,000	9.22%	$9.80	2/19/12	$149,564
Zeke Duge	22,000	5.34%	$9.80	2/19/12	$86,589
Richard N. Phegley	25,000	6.07%	$9.80	2/19/12	$98,397

(1)	Options granted are nonqualified stock options granted under our Long-Term Equity Compensation Plan, and may be exercised up to ten years after the date of the grant. These options are subject to early termination in the event the option holder ceases to be an employee, becomes permanently disabled or dies. No option can be granted at an option price of less than the fair market value of our common stock at the time the option is granted. For the grants made in 2002, one-third of the options become exercisable two years after the date of grant and each year thereafter so that 100% are exercisable four years after the date of grant. Unvested options will vest immediately upon a change in control.

(2)	We used the Black-Scholes model of option valuation to determine the present values at the grant dates. We do not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations for Messrs. Schofield, Duge and Phegley are based on the following assumptions: individual option terms of up to ten years, volatility of 37.43%, no dividends, and interest rates of 4.875%, which corresponds to the weighted average of the ten year Treasury note rates with a maturity date corresponding to the option term for each of the grants. The real value of the options in this table depends upon the actual performance of our common stock during the applicable period and also upon the date the options are exercised.

Aggregated Option Exercises Table.    The following table summarizes option exercises during fiscal 2002, and the number of all options and the value of all in-the-money options held at the end of fiscal 2002, by the executive officers named in the above Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at End of Fiscal 2002 (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at End of Fiscal 2002 ($)(1) Exercisable /Unexercisable
Ross E. Roeder(2)	-0-	-0-	251,667/333,333	$-0-/$-0-
Dennis L. Chiavelli	-0-	-0-	73,327/ 79,573	$-0-/$-0-
Robert J. Schofield	-0-	-0-	8,334/ 99,666	$-0-/$-0-
Zeke Duge	-0-	-0-	10,000/ 67,000	$-0-/$-0-
Richard N. Phegley	-0-	-0-	11,467/ 82,533	$-0-/$-0-

(1)	Based on the market value of underlying securities at fiscal year end closing price of $5.31 per share on December 27, 2002, less the exercise price.

(2)	Mr. Roeder’s options include 22,500 shares of exercisable options and 50,000 shares of total options for his service to us, prior to fiscal 1999, as a non-employee director.

Equity Compensation Plans.    The table below contains certain information relating to our equity compensation plans as of December 27, 2002, our most recently completed fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders:
Stock Incentive Plan	473,247		$11.05	-0-
Long-Term Equity Compensation Plan	2,626,242		$9.88	1,953,942	(1)
Nonemployee Director Stock Plan	158,500	(3)	$9.46	122,878	(2)
Total	3,257,989		$10.03	2,076,820

(1)	These shares are also available for grant as restricted stock awards, stock appreciation rights and other stock-based incentives.

(2)	These shares are available for award pursuant to an annual formula grant and as grants of restricted stock and stock options. The number of shares awarded pursuant to the annual formula grant is equal to the quotient of $15,000 divided by the fair market value of our common stock on the date of award.

(3)	Each of those options provides for a term of ten years and reflects an exercise price equal to the fair market value of our common stock as of the date of grant thereof. For the remaining options granted on May 11, 1999 and May 1, 2000, one-third become exercisable two years after the grant date and each year thereafter, so that 100% are exercisable four years after grant date.

Pension Plan and 401(k) Savings Plans.    The table below sets forth estimated annual pension benefits under the Smart & Final Pension Plan, or our Pension Plan, on a straight life annuity basis for representative years of service as defined in our Pension Plan. These benefits are subject to reduction for certain prior company retirement benefit plans.

PENSION PLAN TABLE

Remuneration on Which Retirement Benefits are Based(2)	Final Average Earnings Based On Each Year’s Limited Earnings	Estimated Annual Retirement Benefits at Age 65 For Indicated Years of Credited Service(1)
		15	20	25	30	35
$ 125,000	$125,000	$18,750	$25,000	$31,250	$37,500	$43,750
$ 150,000	$150,000	$22,500	$30,000	$37,500	$45,000	$52,500
$ 175,000	$175,000	$26,250	$35,000	$43,750	$52,500	$61,250
$ 200,000	$200,000	$30,000	$40,000	$50,000	$60,000	$70,000
$ 225,000	$200,000	$30,000	$40,000	$50,000	$60,000	$70,000
$ 250,000	$200,000	$30,000	$40,000	$50,000	$60,000	$70,000
$ 500,000	$200,000	$30,000	$40,000	$50,000	$60,000	$70,000
$ 750,000	$200,000	$30,000	$40,000	$50,000	$60,000	$70,000
$1,000,000	$200,000	$30,000	$40,000	$50,000	$60,000	$70,000
$1,250,000	$200,000	$30,000	$40,000	$50,000	$60,000	$70,000
$1,500,000	$200,000	$30,000	$40,000	$50,000	$60,000	$70,000

(1)	Amounts shown are for employees hired on January 1, 2003 and assume retirement at age 65 after employment for the indicated number of years. Estimated annual retirement benefits are based on the plan in effect on January 1, 2003 and assume that no other offsets or grandfathered benefits are applied.

(2)	The maximum compensation that can be included in the determination of the retirement benefit is $200,000 for 2003. This limit is adjusted annually for cost-of-living. For purposes of this illustration, it is assumed to remain at $200,000 for all future years.

We maintain our Pension Plan for the benefit of our Smart & Final Stores’ employees who meet certain age and service requirements. Our Pension Plan is designed to provide benefits in the event of normal, early or disability retirement, or in the event of death. Our Smart & Final Stores’ employees who are covered by a collective bargaining agreement are not covered by our Pension Plan. The benefits are calculated on the basis of the participant’s years of service, and the participant’s qualifying average pay. The minimum benefits for certain qualifying participants are at least equal to the accrued benefit they would have received under our prior pension plan. The qualifying average pay on which benefits are based includes bonuses, overtime and other compensation but does not include amounts to be paid under our Pension Plan or any other employee benefit plan. A participant becomes 100% vested in the retirement benefit at the end of the fifth year of service. Under our Pension Plan, at the end of fiscal 2002, Messrs. Roeder, Chiavelli, Schofield, Duge and Phegley had credited approximately four, 17, three, two and six actual years of service, respectively, and would have been entitled to minimum annual benefits of approximately $7,000, $35,968, $5,400, $3,700, and $10,124, respectively.

Our 401(k) Savings Plan is a defined contribution plan. It is intended to satisfy the tax qualification requirements of Section 401(k) of the Internal Revenue Code. All of our employees (other than those covered by our Smart & Final Foodservice and Henry Lee employee benefit plans described below) who meet certain age and service requirements are eligible to participate in our 401(k) Savings Plan. This plan allows participants to contribute, for fiscal 2002, up to 15% of their compensation or $11,000, whichever was lower. In fiscal 2001, we increased our match from 25% to 33% of each dollar contributed up to 6% of each participant’s eligible compensation. In addition, in fiscal 2001, we made a discretionary 8% match with respect to contributions made in fiscal 2000. This discretionary match was made to adjust that year’s match from 25% to 33%. Participants’ contributions to our 401(k) Savings Plan, which are deemed to be our contributions for tax purposes, are deducted from the participants’ compensation prior to the calculation of federal and state income taxes. This decreases the amount of a participant’s taxable compensation.

Participants are currently entitled to direct their contributions to one or more of thirteen investment options. None of a participant’s account balance in our 401(k) Savings Plan may be withdrawn prior to termination of employment or attainment of age 70, whichever occurs earlier. There are exceptions to the restriction on withdrawals for qualified financial hardships and loans. Distribution of a participant’s account balance, if less than $5,000, will generally be made in a lump sum payment in the year following the termination of employment. Distribution of a participant’s account balance in excess of $5,000 will be made in accordance with the participant’s election following the termination of employment. A participant’s contributions to our 401(k) Savings Plan will vest immediately. Twenty-five percent (25%) of our contributions on behalf of a participant will vest each year beginning after the second year of the participant’s service with us. Contributions we make on behalf of a participant are 100% vested after five years of service with us.

Henry Lee and Smart & Final Foodservice each maintain a defined contribution plan which is intended to satisfy the tax qualification requirements of Section 401(k) of the Internal Revenue Code. The Henry Lee 401(k) Plan is similar to our 401(k) Savings Plan with respect to the tax advantages, loan features and hardship withdrawal provisions. However, the Henry Lee 401(k) Plan differs from our 401(k) Savings Plan in several respects. These differences include eligibility requirements, the Henry Lee automatic match of 50% of each dollar contributed up to 6% of the participant’s contribution, and immediate vesting of all employer contributions. Participants are entitled to direct their contributions to eight different investment options. Our Smart & Final Foodservice Plan is similar to our 401(k) Plan, but also calls for a 50% automatic match of each dollar contributed up to 6% of the participant’s contribution. There is a five-year vesting schedule at a rate of 20% per year commencing the first year of eligible employment. Participants are entitled to direct their contributions to five different investment options. For those Smart & Final Foodservice employees that are part of a collective bargaining unit, our contribution to our 401(k) Plan is based upon the terms of their agreement.

Supplemental Executive Retirement Plan.    Since 1998, we have provided a Supplemental Executive Retirement Plan, or SERP, to certain key executives and other highly compensated employees. The SERP provides for a single life annuity to be payable monthly commencing at age 65 or upon the participant’s early retirement or disability as those terms are defined in the SERP document. A participant may be entitled to receive benefits under the SERP in the event of a change in control. In addition, in the event the participant dies prior to his or her retirement, disability or termination of employment, his or her survivor also may be entitled to receive benefits under the SERP. The amount of the annuity benefit is determined by multiplying the standard benefit percentage assigned to each participant according to his or her title and position by the average of the final five calendar years of a participant’s compensation. Our Board selects the participants in the SERP. The SERP is administered by a third party administrator. At the end of fiscal 2002, there were 20 participants in the SERP, including all of the executive officers listed in the Summary Compensation Table.

Deferred Compensation Plan.    We also have a Supplemental Deferred Compensation Plan. Under this plan our employees who earned annual base compensation of at least $90,000 in 2002 are eligible to defer pre-tax up to 100% of their base compensation and cash bonus. There is a $2,500 minimum annual deferral requirement under the terms of the plan. Employees eligible for the SERP, may also defer shares of restricted stock. Participation is voluntary on an annual basis. Deferrals are credited to a special bookkeeping account in the participant’s name, and earnings on deferrals are indexed to certain investment fund options. We pay all benefits and costs from our general assets. We have created a non-qualified grantor trust whose assets will be used to pay benefits and defray expenses, however, the assets of the trust are subject to the claims of our general creditors in the event of our insolvency or bankruptcy. In general, participants will receive benefits under the Supplement Deferred Compensation Plan after retirement. Benefits are paid in one lump-sum payment or a stream of five, ten or 15 annual payments, depending on a participant’s pre-elected payment option. The plan permits limited withdrawals prior to retirement. In addition to the general death benefits provided to all of our employees, the plan provides its own death benefits in the event of the death, prior to retirement, of a participating employee.

Executive Severance Agreement.    Our officers and certain designated officers of our subsidiaries are eligible to participate in the 2001 Executive Severance Plan, or our Executive Severance Plan. This plan provides a minimum severance of 12 months base salary, or a month’s base salary for each year of service, whichever is greater. Severance is not available to executives who are terminated for cause or who voluntarily terminate their employment. All the welfare benefits received by the officer during employment are continued during the severance period. Following a change of control, the executives can resign for “good reason” and be eligible for the benefits available under the Executive Severance Plan. “Good reason” is defined as a reduction in duties and/or compensation, or being asked to relocate. Under a “good reason” resignation, executive vice presidents are eligible for a two year severance period. Our Compensation Committee selects participants in the Executive Severance Plan. At the end of fiscal 2002 there were 18 participants in the plan.

Roeder Employment Agreement.    In early 1999, we entered into an employment agreement with Mr. Roeder. Under the terms of the agreement, Mr. Roeder agreed to serve as our Chairman and Chief Executive Officer through December 31, 2001. In May 2001, the agreement was amended to extend the term of Mr. Roeder’s employment through December 31, 2004. The agreement provides that during 2004, the last year of the agreement, Mr. Roeder will serve as the Chairman of our Board but not as our Chief Executive Officer. However, if the Board gives Mr. Roeder notice by June 30, 2003 of its intention to extend the agreement by another year, then he will serve as the Chairman of our Board and Chief Executive Officer during 2004 and as the Chairman of our Board, only, in 2005. As of this date, that notice has not been given.

Mr. Roeder’s base salary is determined from time to time by our Board, but may not be less than $600,000 per year on an annualized basis. Once increased, the base salary may not be decreased. At present, Mr. Roeder’s annual base salary is $700,000. Mr. Roeder’s employment agreement with us provides that he has the opportunity to earn an annual cash bonus. The minimum target annual bonus opportunity is at least 100% of Mr. Roeder’s annual base salary. The bonus payment is subject to meeting financial targets. Mr. Roeder did not receive a bonus for fiscal 2002. Mr. Roeder has the opportunity to earn long-term incentive awards and to participate in our qualified retirement plans, group term life insurance, comprehensive health and major medical insurance, short and long-term disability and all other benefits and perquisites in which our other executives and employees are eligible to participate. This includes participation in our SERP in an amount not less than $125,000 per year, an automobile allowance, retiree medical coverage and financial planning services. Mr. Roeder is entitled to certain tax “gross-up” benefits relating to his bonus and restricted stock awards which are discussed in greater detail below. Mr. Roeder is also entitled to a minimum of five weeks paid vacation per year.

On September 27, 2001, Mr. Roeder received a grant of 300,000 options from our Long-Term Equity Compensation Plan. This grant has a ten year term and vests as to 100,000 shares on September 27, 2003, September 27, 2004 and September 27, 2005. In fiscal 2000, Mr. Roeder received a grant of 20,000 shares of restricted stock under our Long-Term Equity Compensation Plan. All of these shares vested in February 2001 in accordance with Mr. Roeder’s employment agreement. Mr. Roeder voluntarily elected, pursuant to Section 83(b) of the Internal Revenue Code, to be taxed on the fair market value of these shares on the date they were transferred to Mr. Roeder. Pursuant to his employment agreement with us, we contemporaneously provided Mr. Roeder with a loan in the principal amount of $61,951. The loan was evidenced by a promissory note bearing interest at 6.35%. The principal amount of the loan is equal to the amount of income and payroll taxes payable by Mr. Roeder on the compensation recognized as a result of the issuance of shares of restricted stock and the Section 83(b) election. In fiscal 1999, Mr. Roeder also made a voluntary election pursuant to Section 83(b) of the Internal Revenue Code with respect to a grant of 50,000 shares of restricted stock. As provided under the terms of our employment agreement with Mr. Roeder, we contemporaneously provided Mr. Roeder with a loan in the principal amount of $273,149. This loan is also evidenced by a promissory note, which bears interest at 4.84%. In fiscal 2002, in accordance with the Mr. Roeder employment agreement with us, Mr. Roeder received additional compensation and gross-up on the compensation in the amount of $619,866. This compensation represented the aggregate principal amount of the two loans and the personal tax gross-up on the compensation ($609,889) plus the net amount of the interest ($9,977). In fiscal 2001 and 2000, Mr. Roeder received additional compensation of $23,946 and $20,756, respectively. This additional compensation was in recognition of interest due under the two loans described above and the net amount of personal tax gross-up on the compensation.

In December 2000, Mr. Roeder received 4,421 shares of restricted stock as part of the Voluntary Exchange Program. As part of the exchange, Mr. Roeder surrendered approximately 15,000 stock options of approximately equal value. These shares will not vest until December 7, 2003. Our Board also granted Mr. Roeder 50,000 options from our Long-Term Equity Compensation Plan on February 15, 2000. These options have a ten year term. One-third of these shares vested on February 15, 2002 and another one-third vested on February 15, 2003. The remaining 16,666 shares will vest on February 15, 2004. In the event of a change in control, termination of his employment agreement with us due to his death or disability, or our termination of the agreement without cause or with good reason, all outstanding options will immediately vest and will remain exercisable for the two-year period following the date of termination. However, in no event will the options remain exercisable beyond the expiration of the maximum ten-year term. Mr. Roeder’s employment agreement with us also provides that, during its term, Mr. Roeder will receive an annual grant of options in an amount at least equal to 1.5 times the number of options granted to any other of our executive officers.

In June 1999, Mr. Roeder received a loan from us in the amount of $47,101. The proceeds of this loan were used to purchase shares of our common stock in our equity offering. This loan bears interest at 4.84% and must be repaid when Mr. Roeder sells the stock purchased with this loan or upon termination of his employment.

In the event we terminate Mr. Roeder’s employment without cause or if Mr. Roeder terminates his agreement with us for good reason, Mr. Roeder is entitled to receive his then current monthly base salary for a severance period of 24 months. However, if Mr. Roeder’s employment or service is terminated during 2004 or 2005, then the payment of his base salary shall continue for a severance period of 12 months. Mr. Roeder would also receive a monthly amount equal to his annual bonus target for our last fiscal year completed prior to the date of termination divided by 12. In addition, Mr. Roeder would continue to receive payment for continuation of his and his spouse’s medical insurance coverage through COBRA for a period equal to 18 months or until

Mr. Roeder ceases to be eligible for COBRA coverage. If Mr. Roeder becomes eligible to receive comparable coverage through another employer, then the COBRA payment will cease. We will also continue to provide Mr. Roeder with his long-term disability policy for a period of 24 months commencing on the termination date. Mr. Roeder would also receive additional service and compensation credit under the SERP until he reaches age 65, and continued payment of financial planning services through the severance period, plus all other amounts in which he is vested or otherwise entitled under our retirement and employee benefit plans. This includes retiree medical insurance coverage as described above, at the time such amounts are normally payable. Our employment agreement with Mr. Roeder defines disability as Mr. Roeder’s inability to perform his duties due to illness or mental infirmity for a period of more than 180 consecutive days. Good reason is defined as a diminution in Mr. Roeder’s title and authority, relocation of our principal office without his consent, our failure to pay his salary or any other material breach by us, or the failure of Mr. Roeder to be elected to our Board or be appointed Chairman of our Board during the employment term.

Upon the effective date of a qualifying termination due to a change in control, we have agreed to continue to pay Mr. Roeder any accrued obligations and a lump-sum payment equal to three times his annual base salary then in effect. We have also agreed to pay Mr. Roeder a lump-sum cash payment equal to three times the greater of the highest annual bonus paid by us in the prior three fiscal years or his annual bonus target for the fiscal year of termination. Mr. Roeder would also receive continuation of health and welfare benefits for three years (subject to termination if Mr. Roeder obtains employment that offers substantially similar benefits) as well as three additional years of service and compensation credit under our SERP. In the event any of the payments in connection with a change in control cause an excise tax to be imposed upon Mr. Roeder under Section 4999 of the Internal Revenue Code, we have agreed to pay Mr. Roeder, in cash, an additional amount so that the net amount retained by Mr. Roeder after deduction for any tax and payments made by us, will be equal to the amount Mr. Roeder would have retained had no such tax been imposed.

Finally, our employment agreement with Mr. Roeder contains a covenant that Mr. Roeder agrees not to compete with us during the term and for the longer of 12 months following the expiration of the agreement or any period during which he is paid under the agreement. The agreement also provides that for a period of 12 months following its expiration, Mr. Roeder will not attempt to induce our other employees to terminate employment with us or to interfere in a similar manner with our business.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth information regarding the ownership of our common stock as of March 28, 2003 by (i) each person known to us to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each of our directors and nominees for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all of our directors and executive officers and it’s the officers of our subsidiaries as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner	Number of Shares Owned(1)	Right to Acquire(2)	Restricted Stock(3)	Percent of Outstanding Stock
Casino Guichard-Perrachon S.A.(4)	17,584,060	0	0	58.8%
Baron Capital Group, Inc.(5)	4,675,625	0	0	15.6%
Ross E. Roeder	85,506	268,334	64,421	1.4%
Dennis L. Chiavelli	50,619	90,614	15,147	*
David J. McLaughlin	24,750	32,667	0	*
Timm F. Crull	19,805	15,167	3,934	*
James S. Gold	19,351	37,667	0	*
Thomas G. Plaskett	15,239	15,167	3,934	*
Christian P. Couvreux	8,383	15,167	4,804	*
Antoine Guichard	8,323	15,167	0	*
Pierre B. Bouchut	8,239	15,167	3,934	*
Robert J. Schofield	7,250	16,667	35,000	*
Joël-André Ornstein	6,801	25,167	0	*
Etienne Snollaerts	6,718	15,167	6,771	*
Richard N. Phegley	5,200	17,734	23,779	*
Zeke Duge	0	10,000	30,000	*
All directors and executive officers as a group (21 persons)	322,455	742,408	312,393	4.6%

*	Less than 1%.

(1)	Includes shares for which the named person or entity has sole voting and investment power, has shared voting and investment power with a spouse or a related entity, or holds in a profit sharing or IRA account for the named individual or the members of his immediate family or under our Directors Deferred Compensation Plan or our Supplemental Deferred Compensation Plan. Excludes shares that are restricted stock holdings, or may be acquired through stock option exercises.

(2)	Shares that can be acquired through stock options exercised through May 28, 2003.

(3)	Shares subject to a vesting schedule, forfeiture risk and other restrictions.

(4)	Casino France, as the owner of approximately 99% of the capital stock of Casino USA, may be deemed to beneficially own such shares. The address of Casino USA is 600 Citadel Drive, Commerce, California 90040, and the address of Casino France is 24, rue de la Montat, 42008 St.-Etienne Cedex 2, France. Rallye is a publicly traded French joint stock corporation and holds more than 50% of the voting interest in Casino France. Mr. Jean-Charles Naouri, through intermediary companies, indirectly controls more than 50% of the voting interest in Rallye. This note (4) is based on Amendment No. 5 to Schedule 13D filed by Casino USA on May 25, 2000 and prior reports, and on information provided to us by Casino France.

(5)	Based on a report on Schedule 13G filed on December 27, 2002, Baron Capital Group, Inc. and its affiliates, or BCG, a holding company controlled by Ronald Baron, had shared voting and dispositive power over 4,656,325 shares (or 15.6% of the outstanding shares). The address for BCG is 767 Fifth Avenue, 24th Floor, New York, New York 10153.

INDEPENDENT AUDITORS

Our Board had appointed Arthur Andersen LLP, or Andersen, as our independent auditors for the fiscal year ending December 29, 2002. After careful review of certain circumstances regarding Andersen’s future availability to continue as independent auditors, on June 7, 2002, our Audit Committee unanimously recommended that we retain Ernst & Young LLP, or E&Y, as our independent auditors for the fiscal year ending December 29, 2002. Our Board unanimously approved this recommendation and effective June 7, 2002, E&Y became our new independent auditors.

The reports of Andersen on our financial statements for each of the fiscal years ended December 30, 2001 and December 31, 2000 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. For the fiscal years ended December 30, 2001 and December 31, 2000 and the interim period from December 31, 2001 through June 7, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure which, if not resolved to the satisfaction of Andersen, would have caused it to make reference to the subject matter of such disagreement in its reports on the financial statements for such fiscal years.

We expect a representative of E&Y to appear at the annual meeting and be available to respond to any questions concerning our Annual Report on Form 10-K filed with the SEC on March 14, 2003.

Audit Fees

The aggregate fees billed by E&Y for professional services rendered for the audit of our financial statements for the fiscal year ended December 29, 2002 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the second and third quarters of fiscal year 2002 were $404,000.

Financial Information Systems Design and Implementation Fees

We were not billed any fees for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by E&Y for the fiscal year ended December 29, 2002.

All Other Fees

The aggregate fees billed for services rendered by E&Y, other than the services described above under the headings “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” for the fiscal year ended December 29, 2002 were $70,000.

Our Audit Committee has considered whether the provision of services other than those described above under the heading “Audit Fees” are compatible with maintaining the independence of our principal accountants.

ANNUAL REPORT

Our Annual Report to Stockholders for fiscal 2002 is being mailed to all stockholders. Any stockholder who has not received a copy may obtain one by writing to us.

WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K, FOR THE YEAR ENDED DECEMBER 29, 2002 (EXCLUSIVE OF EXHIBITS), FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON THE REQUEST OF ANYONE WHO WAS A HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS A BENEFICIAL OWNER, OF COMMON STOCK ON MARCH 28, 2003. ANY SUCH REQUEST SHALL BE IN WRITING AND ADDRESSED TO OUR SECRETARY, 600 CITADEL DRIVE, COMMERCE, CALIFORNIA 90040, TELEPHONE NUMBER (323) 869-7500.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices. The stockholder’s notice must be delivered to, or mailed and received not less than 60 days nor more than 90 days prior to the annual meeting, provided such annual meeting is held within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting that is not held within 30 days before or after the anniversary date of the immediately preceding annual meeting, or is a special meeting of stockholders, then the stockholder’s notice must be delivered to, or mailed and received not later than the tenth day after the notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Our Bylaws also specify certain requirements for a stockholder’s notice to be in proper written form. If we do not receive timely notice of any such proposed business, the proxy holders may not exercise discretionary authority with respect to that proposal. If we do receive timely notice of any such proposed business, the proxy holders may exercise discretionary authority with respect to that proposal but only to the extent permitted by the regulations of the Securities and Exchange Commission.

A proposal by a stockholder intended to be presented at the 2004 annual meeting must be received at our principal executive offices by December 17, 2003, to be included in the Proxy Statement for that annual meeting, and all other conditions for such inclusion must be satisfied.

OTHER MATTERS

We know of no other matters to be brought before the annual meeting. However, if any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matter in their discretion.

SOLICITATION OF PROXIES

The cost of this solicitation of proxies will be borne by us. Solicitations will be made by mail, telephone or telegram and personally by directors, officers and other employees of ours, but such persons will not receive any compensation for such services over and above their regular salaries. We will reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

BY ORDER OF THE BOARD OF DIRECTORS

Donald G. Alvarado
Secretary

April 18, 2003

APPENDIX A

AUDIT COMMITTEE

BOARD OF DIRECTORS OF SMART & FINAL INC.

CHARTER

A.    Authority

1.    The Board of Directors (the “Board”) of Smart & Final Inc. (the “Company”) has established the Audit Committee (the “Committee”) with oversight responsibilities as described in this Charter or as may additionally be directed by the Board.

2.    The Committee shall review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

3.    The Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to retain independent advisors having special competence as the Committee deems advisable, to assist the Committee in fulfilling its responsibilities.

B.    Purpose

The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities related to corporate accounting, financial reporting practices, quality and integrity of financial reports, and legal compliance and business ethics, including, without limitation, assisting the Board in its oversight of:

1.    the integrity of the Company’s financial statements;

2.    the systems of internal controls and financial controls;

3.    the Company’s compliance with its ethics policies and legal and regulatory requirements;

4.    the independent auditor’s qualifications, independence and performance; and

5.    the performance of the Company’s internal audit function.

The Committee in fulfilling this function will focus on meeting the following goals:

1.    Facilitating and maintaining free and open communication among the Board, the Committee, the independent auditor, the internal audit department and management of the Company;

2.    Serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

3.    Retaining, reviewing and appraising the efforts of the independent auditor; and

4.    Providing general direction to, and receiving periodic reports from, the internal audit department.

C.    Membership

1.    The members of the Committee shall be appointed by the Board, with input from the Company’s Corporate Governance Committee. Consistent with New York Stock Exchange and Securities and Exchange Commission (“SEC”) requirements, the Committee will consist of at least three directors, each with no management responsibilities or business relationships with the Company or its affiliates.

2.    The Committee members will be free from any material financial, family or personal relationship that would interfere with the prudent exercise of his or her independence from the Company and the Company’s management. In evaluating a Committee member’s independence, the individual must not: (i) have been, for at least the past five years, an employee of the Company, its affiliates, or its current independent auditor; (ii) currently be a director of a company where an interlocking compensation committee relationship exits with a member of management of the Company; or (iii) have an immediate family member employed by the Company.

3.    No member of the Committee may receive any consulting or other fees from the Company (other than fees for serving on the Board or a committee of the Board).

4.    All members of the Committee shall be “financially literate”, as solely determined by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee must be a “financial expert”, as such term is defined in the rules and regulations of the SEC.

5.    The Chairman of the Committee shall be designated by the Board.

D.    Term of Office

1.    There is no specific term of office for members of the Committee. The Corporate Governance Committee of the Board shall periodically evaluate the continued service of members of the Committee and recommend changes to the Board as it deems appropriate.

E.    Reporting and Communications

1.    The Committee chairman shall report the Committee’s activities to the full Board on a regular and timely basis.

2.    The Committee shall have unimpeded and direct lines of communication with the independent auditor and the internal audit department, as well as prompt and unrestricted access to management and all relevant information.

3.    Financial management will advise the Committee on a timely basis if it seeks an independent opinion on an accounting issue or in the event of a disagreement with the independent auditor that would require public reporting in the event of an auditor change.

4.    The Company’s management will advise and consult with the Committee in advance of material disclosures by the Company, including related press releases and governmental and regulatory filings.

5.    The Committee will maintain unimpeded and direct lines of communication with the Company’s chief financial and accounting officers, and the internal audit department.

F.    Meetings

1.    The Committee will meet at least four times a year on a regular basis and additionally as, in the opinion of the Committee, circumstances require. Meetings may be conducted telephonically. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

2.    Prior to scheduled Committee meetings, the Committee chairman shall determine the meeting agenda and overview of the issues to be discussed, with input as requested from company management, the internal audit department, and/or the independent auditor. The Committee members will have the sole discretion in determining the meeting agenda and attendees.

3.    The Committee shall review the financial performance of the Company on a quarterly and annual basis. Such meetings shall include a review by financial management of the significant results, assumptions, and judgments embodied in the results.

4.    Meetings will normally include private sessions with the independent auditor, and as determined advisable by the Committee, the internal audit department.

5.    Prior to commencement of the annual audit by the independent auditor, the Committee will review and validate the independence of the audit firm, the scope and fees of the audit, and will clarify expectations, including the following (collectively, the “Expectations”):

a.    The independent auditor understands that its principal client is the Board, as the shareholders’ representative.

b.    Financial management and the independent auditor will discuss with the Committee their qualitative judgments about the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies to assess, monitor and manage business risk and ethical compliance programs.

c.    Financial management and the independent auditor will discuss with the Committee their qualitative judgments about the appropriateness and the acceptability of significant accounting principles, underlying estimates and financial disclosure practices used or proposed to be adopted by the Company.

d.    The Committee will determine the independent auditor’s continued qualifications and independence. To assist in this function the Committee will obtain from the independent auditor an annual report describing at least the following:

i.    the independent auditor’s internal quality control procedures;

ii.    any material issues raised by the most recent internal quality-control review, or peer review of the external auditors or any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to an audit, and the steps taken to deal with any such issues; and

iii.    all relationships between the independent auditor and the Company.

e.    The independent auditor will, in collaboration with the Company’s internal audit department, develop a plan regarding their respective procedures to be performed to promote an effective use of resources. The independent auditor will submit its plan to the Committee for review.

f.    In addition, the Committee shall review hiring policies for employees or former employees of the independent auditors to ensure that they meet SEC regulations and stock exchange listing standards.

g.    The independent auditor shall provide to and discuss with the Committee periodic reports relating to:

i.    the critical accounting policies and practices to be used;

ii.    alternative treatments within GAAP that are discussed with management, the effect of using or not using such treatments, and the independent auditor’s preferred treatment;

iii.    any management letter, schedule of unadjusted differences or other material written communications with management;

iv.    any significant audit problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, any significant disagreements with management and management’s response to all such difficulties;

v.    analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of significant effects of alternative GAAP methods on the financial statements;

vi.    the potential effect of significant regulatory and accounting initiatives, whether or not yet adopted, on the Company’s financial statements and related disclosures; and

vii.    press releases relating to Company operating results or matters of financial significance.

g.    The independent auditor will discuss with the Committee, management and the internal audit department, those risk assessments and risk management measures, which it determines to be significant.

The Committee shall additionally meet as it determines necessary to review in advance significant financial disclosures by the Company, including press releases and governmental and regulatory filings.

G.    Responsibilities of the Audit Committee

1.    Adopt a formal written charter to be approved by the full Board and to be reviewed by the Committee annually.

2.    Maintain minutes or other record of meetings and activities of the Committee.

3.    Report to the full Board the Committee’s actions and recommendations, if any, as the Committee deems appropriate.

4.    The Committee shall annually review its own performance.

5.    Monitor the Company’s financial organization and system of internal controls.

a.    Review the overall qualifications and performance of the Company’s financial management.

b.    Discuss with the Company’s management, the adequacy of the Company’s internal control system.

c.    Discuss with the Company’s financial management their obligation to provide a timely analysis of significant current financial reporting issues and practices.

d.    Review management’s response to any findings of the Internal Audit and Control department.

e.    Review the annual internal audit plan and any significant changes to the internal audit plan.

f.    Review the internal audit department’s independence and its processes and procedures, including but not limited to the processes for the internal audit staff to receive, review and investigate complaints regarding the Company’s accounting procedures.

g.    Discuss with the Director of Internal Audit and Control the adequacy and effectiveness of accounting and financial controls and request recommendations for improvement.

h.    Review the summary of findings and completed internal audits and a progress report on executing the internal audit plan.

i.    Discuss with the Director of Internal Audit and Control any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

j.    Review and concur in the appointment, replacement, reassignment, or dismissal of the Director of Internal Audit and Control.

6.    Oversight of the Company’s financial reporting and independent auditor.

a.    Review the Company’s annual audited financial statements with management and the independent auditor to determine that the independent auditor is satisfied with the disclosure and content of the financial statements, including the management discussion and analysis section and the nature and extent of any significant changes in accounting principles. The Committee shall recommend to the Board whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

b.    Review the interim financial statements and disclosures, including the management discussion and analysis section, with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

c.    Review and discuss appropriate matters with the independent auditor, including discussing with the independent auditor the matters required to be discussed by AICPA Statement on Auditing Standards No. 61 (“SAS 61”).

d.    Meet in executive sessions without management on a regular basis.

e.    Retain and terminate the independent auditor, considering the auditor’s independence and effectiveness (this shall be the sole responsibility of the Committee, subject, if applicable, to shareholder ratification). The Committee and/or the Chairman of the Committee shall pre-approve all audit and non-audit services provided by the independent auditors.

f.    Resolve disagreements between management and the independent auditor regarding financial reporting.

7.    Monitor the engagement of the independent auditor and the effectiveness of the firm in carrying out its audit responsibilities. This includes clarifying expectations annually, and reviewing and discussing with the independent auditor appropriate matters, including but not limited to the following:

a.    Accounting Principles and Disclosures

i.    The auditor’s independent judgments about the quality and acceptability of the accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by the Company.

ii.    The auditor’s views about whether management’s choices of accounting principles are conservative, moderate, or extreme from the perspective of income, asset, and liability recognition, and whether those principles are common practices or are minority practices.

iii.    The auditor’s reasoning in determining the appropriateness of changes in accounting principles and disclosure practices.

iv.    The auditor’s reasoning in determining the appropriateness of changes in accounting principles and disclosure practices adopted by management for new transactions or events.

v.    The auditor’s reasoning in accepting or questioning significant estimates made by management.

vi.    The auditor’s views about how the Company’s choices of accounting principles and disclosure practices may affect shareholders and public views and attitudes about the Company.

vii.    The auditor’s report to the Committee of any significant changes in the independent auditor’s original audit plan.

viii.    The auditor’s interim financial review prior to the Company’s filing of each quarterly report to shareholders (Form 10-Q).

ix.    The auditor’s views about the fullness and accuracy of the Company’s financial statements.

b.    Internal Control System Matters

i.    Independent auditor’s recommendations.

ii.    Management’s response and resulting actions.

iii.    Discussion of specific matters as requested or appropriate.

c.    Audit Scope and Audit Independence

i.    Adequacy of the independent auditor’s scope, approach and reports.

ii.    The nature and extent of advisory services provided by the audit firm and consideration of any impact on auditor independence.

iii.    Unusual pressures or other matters, which could impair auditor independence.

8.    Review the Company’s Code of Conduct and Ethics and ensure that management and the internal audit functions of the Company have in place procedures that are reasonably designed to ensure compliance with this code and that the Company’s Code of Ethics is properly communicated to all employees.

9.    Review the programs and policies established by management designed to assure compliance with applicable laws and regulations and monitor the results of the compliance efforts.

10.    Review with the Company’s General Counsel those legal and regulatory matters that may have a material impact on the Company’s financial statements and related disclosures.

11.    Review with the Company’s Chief Information Officer the information systems of the Company including key processes, critical systems and related controls.

12.    Discuss with the Company’s management and internal auditors risk assessments and risk management.

13.    Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall have the authority to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

14.    Establish and implement procedures to receive, retain and address complaints regarding accounting and auditing matters, including procedures for employees’ anonymous submissions of concerns.

15.    Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q regarding:

a.    all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, including any material weaknesses in internal controls identified by the Corporation’s independent auditor;

b.    any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and

c.    any significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

16.    Prepare the report of the Committee required under Item 306 of the SEC’s Regulation S-K to be included in the Company’s annual proxy statement stating whether the Committee:

a.    reviewed and discussed the audited financial statements with management;

b.    discussed with the independent auditor the matters required to be discussed by SAS 61;

c.    received the written disclosures from the independent auditor relating to its independence required by Independence Standards Board Standard No. 1; and

d.    recommended to the Board that the audited financial statements be included in the Company’s Form 10-K.

February 2003

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.				Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of Directors
	Nominees:	FOR all listed nominees (except as indicated)	WITHHOLD AUTHORITY to vote for all nominees listed
	01 Christian P. Couvreux, 02 James S. Gold, and 03 Antoine Guichard	☐	☐

(INSTRUCTION: To withhold authority to vote for any nominee, cross his name out above.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND, IF NO DIRECTIONS ARE GIVEN, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND ALL OF THE PROPOSALS.

Signature Signature Date , 2003

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, set forth your full title. When shares are held in more than one name, both parties should sign. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

^  FOLD AND DETACH HERE  ^

PROXY	PROXY

SMART & FINAL INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies and hereby appoints Donald G. Alvarado and Richard N. Phegley, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned and vote as directed on the reverse hereof all shares of Common Stock, $.01 par value per share, of Smart & Final Inc. (the “Company”), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 22, 2003, or any adjournment thereof, and in their discretion upon such other business as may properly come before the Annual Meeting, or any adjournments thereof.

(Continued on reverse side)

Address Change/Comments (mark the corresponding box on the reverse side)

^  FOLD AND DETACH HERE  ^

Admission Ticket

2003 Annual Meeting of Stockholders

Thursday, May 22, 2003

10:00 A.M.

Smart & Final Inc. Corporate Headquarters

600 Citadel Drive

Commerce, California 90040

PLEASE ADMIT	Non-Transferable

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.				Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of Directors
	Nominees:	FOR all listed nominees (except as indicated)	WITHHOLD AUTHORITY to vote for all nominees listed
	01 Christian P. Couvreux, 02 James S. Gold, and 03 Antoine Guichard	☐	☐

(INSTRUCTION: To withhold authority to vote for any nominee, cross his name out above.)

THIS CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND, IF NO DIRECTIONS ARE GIVEN, THE TRUSTEE WILL VOTE PROPORTIONATELY FOR ALL OF THE PROPOSALS.

Signature Signature Date , 2003

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, set forth your full title. When shares are held in more than one name, both parties should sign. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

^  FOLD AND DETACH HERE  ^

REVOCABLE VOTING INSTRUCTIONS	PROXY

SMART & FINAL INC.

VOTING INSTRUCTIONS TO TRUSTEE

FOR THE ANNUAL MEETING OF THE STOCKHOLDERS OF SMART & FINAL INC. ON MAY 22, 2003.

THE TRUSTEE SOLICITS THESE VOTING INSTRUCTIONS FROM PARTICIPANTS IN THE SMART & FINAL EMPLOYEE STOCK PURCHASE PLAN WHO HAVE RIGHTS IN THE COMMON STOCK.

The undersigned Participant in the Smart & Final Employee Stock Purchase Plan hereby instructs Computershare as Trustee for the Smart & Final Employee Stock Purchase Plan, to vote all shares of Smart & Final Inc. common stock allocated to the accounts of the undersigned under the Smart & Final Employee Stock Purchase Plan, and to act in its discretion upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held on May 22, 2003, or any adjournment thereof.

Please vote in accordance with the instructions on the reverse side of this card by May 19, 2003.

IF THIS CARD IS PROPERLY EXECUTED, THE TRUSTEE WILL VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE TRUSTEE WILL VOTE PROPORTIONATELY FOR PROPOSAL 1.

(Continued on reverse side)

Address Change/Comments (mark the corresponding box on the reverse side)

^  FOLD AND DETACH HERE  ^

Admission Ticket

2003 Annual Meeting of Stockholders

Thursday, May 22, 2003

10:00 A.M.

Smart & Final Inc. Corporate Headquarters

600 Citadel Drive

Commerce, California 90040

PLEASE ADMIT	Non-Transferable